Exhibit 99.1

Select Financial Information of Exzeo Group, Inc.

The following tables present segment information of Exzeo Group, Inc. (“Exzeo”) contained in the notes to the consolidated financial statements (unaudited) of HCI Group, Inc. (“HCI”) for the three and nine months ended September 30, 2025 and 2024 set forth in HCI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the Securities and Exchange Commission on November 7, 2025. The segment results presented below are figures disclosed within HCI’s segment reporting within the “Exzeo Group” segment. Accordingly, they may differ from the results that will be presented in Exzeo’s standalone consolidated basis and may reflect differences in classification or rounding, as well as differences due to consolidated level true-up adjustments and presentation differences. All intercompany accounts and transactions among Exzeo and its consolidated subsidiaries are eliminated in the results below.

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2025	2024	2025	2024
Revenue:
Net income from investment portfolio	$1,101	$197	$2,262	$339
Other	55,167	28,593	163,665	89,415

Total revenue	56,268	28,790	165,927	89,754

Expenses:
Other policy acquisition expenses	10,071	9,090	32,812	27,800
Stock-based compensation expense	730	1,471	2,159	2,828
Interest expense	—	15	—	3,321
Depreciation and amortization	758	655	2,197	1,926
Personnel and other operating expenses	16,354	11,733	47,320	34,423

Total expenses	27,913	22,964	84,488	70,298

Income before income taxes	$28,355	$5,826	$81,439	$19,456

Total revenue from non-affiliates	$1,101	$(336)	$4,012	$839